Exhibit 99.9

SmartHeat Announces Selection of Stalking Horse Proposal, Terms of a Private Offering and Selection of Record Date for Annual Meeting

September 30, 2013, SmartHeat Inc., (website: www.smartheatinc.com), announced today that its Board of Directors has selected a stalking proposal, commenced a private offering of securities and selected a record date for its annual meeting.

Stalking Horse Proposal

On June 25, 2013, the Board of Directors of the Company voted to authorize and direct the management of the Company to commence a broad effort to seek additional sources of financing for the Company, as well as other arrangements, to improve the capitalization of the Company, including a private offering to existing stockholders and consideration of strategic alternatives.  Pursuant to this authorization, the Company is currently offering its exchangeable notes to existing stockholders who are accredited investors on substantially the same terms as these notes are being issued and sold under the Company's line of credit with Northtech Holdings.  The specific terms of this offering were reported in Form 8K filed with the SEC on August 23, 2014.  This offering will terminate on December 7, 2014.

The exchangeable notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act. This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The August Form 8K also reported that the Company had circulated in both the United States  and the People’s Republic of China a request for restructuring proposals for purchase of all, or part of, or a joint venture investment in or with, the Company or any one or more of its directly or indirectly owned subsidiaries.  In addition to this request for proposals, the Company also retained a third party firm in each of these respective markets to conduct a market canvass seeking proposals.  Proposals were evaluated by the Board of Directors at a meeting held on September 17th and 18th, 2013, and, after negotiation, a proposal relating to the Company's PHE segment was deemed to be in the best interests of the Company and approved by the Board.  The proposal is, in essence, an indication of interest and does not provide specific terms nor does it obligate the Company to sell any of its assets.  It is subject to negotiation and execution of a mutually acceptable definitive agreement, including provisions allowing the Company to use the proposal as a stalking horse to seek better terms.  If such agreement can be negotiated and executed, the Company intends to submit the matter to the stockholders for approval, along with the rest of its 2013 restructuring actions, at the Annual Meeting scheduled for December 10, 2013 (China time).  If such definitive agreement is negotiated, the Company presently intends to then seek competing bids with the plan of having a definitive restructuring completed no later than the end of the first quarter of 2014. There is no assurance that any definitive agreement will be negotiated, executed or that the Company's restructuring plan will be approved by its stockholders.  Moreover, the Company reserves the right to reject any and all proposals and to discontinue or modify any restructuring plan either before or after it is approved by stockholders.

Record Date for Annual Meeting

On September 17, 2013, the Board of Directors selected a record date of October 15, 2013, to determine the shareholders entitled to vote at the Company’s Annual Meeting to be held on December 10, 2013 (US Time).

About SmartHeat Inc.

SmartHeat Inc. (www.smartheatinc.com) is a U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units, heat meters and heat pumps. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:

Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com